Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our report, dated October 27, 2020 on the financial statements and financial highlights of BNY Mellon Structured Midcap Fund for the fiscal year ended August 31, 2020, which is incorporated by reference in this Registration Statement on Form N-14 of BNY Mellon Advantage Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

May 10, 2021